CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 of PIMCO High Income Fund of our report dated August 27, 2024 relating to the financial statements and financial highlights, which appears in PIMCO High Income Fund’s Annual Report on Form N-CSR for the year ended June 30, 2024. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
April 14, 2025